CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Plastic2Oil, Inc. (formerly JBI, Inc.) for the year ended December 31, 2014 of our report dated June 3, 2014, relating to the consolidated financial statements and consolidated financial statement schedules for the year ended December 31, 2013 listed in the accompanying index.

Signed:

/S/ “MNP LLP”

Mississauga, Ontario

March 31, 2015